Exhibit I

to

Schedule 13G

Ameriprise Financial, Inc., a Delaware Corporation, is a parent holding company. The classification and identity of the relevant subsidiaries is as follows:

Non-US Institution – TAM UK International Holdings Limited, a private limited company incorporated in England and Wales, is a holding company and parent entity to Threadneedle Holdings Limited.

Non-US Institution – Threadneedle Holdings Limited, a private limited company incorporated in England and Wales, is a holding company and is the parent entity to TAM UK Holdings Limited.

Non-US Institution – TAM UK Holdings Limited, a private limited company incorporated in England and Wales, is a holding company and is the parent entity to Threadneedle Asset Management Holdings Limited.

Non-US Institution – Threadneedle Asset Management Holdings Limited, a private limited company incorporated in England and Wales, is a holding company and is the parent entity to TC Financing Limited.

Non-US Institution – TC Financing Limited, a private limited company incorporated in England and Wales, is a holding company and is the parent entity to Threadneedle Asset Management Limited.

Non-US Institution – Threadneedle Asset Management Limited, a private limited company incorporated in England and Wales, is an investment adviser authorized and regulated by the UK Financial Conduct Authority.

Non-US Institution – Threadneedle Investment Services Limited, a private limited company incorporated in England and Wales, is a management company authorized and regulated by the U.K. Financial Conduct Authority.